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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  PROBEX CORP.

         Probex Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         FIRST: That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of the Corporation:

         Section 5 shall be amended to read in its entirety as follows:

         "5.      (a) The number of directors of the Corporation shall be fixed from time to time in the manner provided by the Bylaws of the Corporation; provided, however, that at any time there is only one stockholder of the Corporation, the number of directors may not be less than one.

                  (b) The Board of Directors shall initially consist of six members until changed in accordance with the Bylaws of the Corporation. There shall be three classes of directors (each, a "Class"), known as Class I, Class II and Class III. The initial Class I, Class II and Class III directors shall serve in office as follows: Class I shall retire at the annual meeting of stockholders to be held in year 2002, Class II shall retire at the annual meeting of stockholders to be held in year 2003, and Class III shall retire at the annual meeting of stockholders to be held in year 2004. This annual sequence shall be repeated thereafter. Each director in a Class shall be eligible for re-election if nominated, and such director's seat shall be open for election of a director, at the annual meeting of stockholder of the Corporation at which such Class shall retire, to hold office for three years or until his successor is elected or appointed.

         Any additional directors elected or appointed shall be elected or appointed to such Class as will ensure that the number of directors in each Class remains as nearly equal as possible, and if all Classes have an equal number of directors or if one Class has one director more than the other two Classes, then any additional directors elected or appointed shall be elected or appointed to the Class that does not have more directors than any other Class and is subject to election at an ensuing annual meeting before any other such Class.

         Vacancies due to resignation, death, increases in the number of directors, or any other cause shall be filled only by the Board of Directors (unless there are no directors, in which case vacancies will be filled by the stockholders) in accordance with the rule that each Class of directors shall be as equal in number of directors as possible. Notwithstanding such rule, in the event of any change in the authorized number of directors each director then continuing to serve as such will nevertheless continue as a director of the Class of which he or she is a member, until the expiration of his or her current term or his earlier death, resignation or removal. If any newly created directorship or vacancy on the Board of Directors, consistent with the rule that the three Classes shall be as nearly equal in number as possible, may be allocated to one or two or more Classes, then the Board of Directors shall allocate it to that of the available Classes whose term of office is due to expire at the earliest date following such allocation. When the Board of Directors fills a vacancy, the director chosen to fill the vacancy shall be of the same Class as the director he or she succeeds and shall hold office until such director's successor shall have been elected and qualified or until such director shall resign or shall have been removed. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director's term of office.


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                  (c)      Election of Directors need to be written ballot
unless the Bylaws shall so provide. No holders of Common Stock of the Corporation shall have any rights to cumulate votes in the election of directors."

         SECOND: That the Certificate of Amendment has been approved by the Corporation pursuant to a resolution of its Board of Directors and duly adopted by the majority of the shares outstanding entitled to vote thereon.

         THIRD: The Certificate of Amendment was duly adopted in accordance with the provisions of Sections 242 and 222 of Delaware General Corporation Law.

         FOURTH: That the Certificate of Amendment shall become effective on the date this Certificate of Amendment is duly filed with the Secretary of State of the State of Delaware.

         IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed as of the 7th day of March of 2001.

                                          PROBEX CORP.,
                                          a Delaware corporation

                                          By:  /s/ Bruce A. Hall
                                               ------------------------------
                                               Name:    Bruce A. Hall
                                               Title:   Chief Financial Officer